Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Community Financial Corporation and Subsidiaries
Winston-Salem, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-76930, 333-76932, 333-114989, 333-114990, 333-114991, 333-114992, 333-114993, and 333-114997) on Forms S-8 and the registration statement (No. 333-123038) on Form S-3 of Southern Community Financial Corporation and Subsidiaries of our report dated March 18, 2005 with respect to the consolidated financial statements of Southern Community Financial Corporation and Subsidiaries which report appears in this December 31, 2004, Annual Report on Form 10-K of Southern Community Financial Corporation and Subsidiaries.

Sanford, North Carolina
March 30, 2005